Exhibit 10.17

20511 Lake Forest Drive
Lake Forest, California 92630
949.672.7000

April 12, 2007
Timothy Leyden
8 Bunker Hill
Irvine, CA 92620
Dear Tim:
It is with great pleasure that we at Western Digital extend this offer of employment to you. Your position will be Executive Vice President, Finance reporting to Steve Milligan, Chief Financial Officer.
This is an exempt position, and you be will be designated a Section 16b elected officer. Your yearly-targeted OTE (On Target Earnings) will be $715,750. You will earn an annual base salary of $409,000, paid bi-weekly. Your annual Incentive Compensation Plan (ICP) target will be 75% of your base pay, and will be based on and paid out semi-annually on the accomplishment of your individual goals and objectives as aligned with corporate goals and objectives. Your participation in the FY07 ICP will be prorated based on your date of hire. The fiscal year runs from July through June. You will be eligible to participate in the Company’s Deferred Compensation Plan, Change of Control Severance Plan, and, upon Compensation Committee approval, the Executive Severance Plan, as a “Tier I Executive”.
Contingent upon approval by the Compensation Committee of the Board of Directors, we will recommend a stock option grant amount of 150,000 options, subject to the provision of Western Digital’s Stock Option Agreement. In addition, and also contingent upon approval by the Compensation Committee of the Board of Directors, we will recommend a grant of 75,000 restricted stock units. Thirty-three percent (33.33%) or 25,000 of these restricted units will vest on the anniversary of the date of grant in 2008. Thirty-three percent (33.33%) or 25,000 of these restricted units will vest on the anniversary of the date of grant in 2009. The remaining thirty-three percent (33.33%) or 25,000 will vest on the anniversary of the date of grant in 2010. Vesting will cease upon termination of your service with the company.
You will receive a long-term performance cash incentive award of $210,000. This performance cash award measures corporate level financial performance over a one-year (FY08) period and is funded if we achieve a threshold level of performance on defined financial metrics. If we exceed our stated goals, the plan has the ability to pay up to 200% for superior performance, 100% for target performance, 50% for threshold performance, and 0% for performance below the minimum threshold. You will be eligible to participate in the company’s annual Long Term Incentive (LTI) plan from the cycle starting August/September 2007.

You will receive a sign-on bonus of $75,000 payable within three weeks of your start date and considered taxable income to you. If you voluntarily terminate prior to the completion of twelve (12) full months of employment at Western Digital, this bonus shall be repaid to the company in full at the time of your termination.
This offer is contingent upon successful completion of all pre-employment criteria as outlined on Western Digital’s Application for Employment.
As a condition of employment, immediately upon hire, you will be required to sign an Employment Agreement governing inventions, proprietary information and such other subject matter, which the company considers vital to protect its operation.
You are employed by the company on an at-will basis. This means that either you or the company may terminate the employment relationship at any time for any reason with or without cause. The at-will nature of your employment with the company can only be changed by an agreement in writing signed by you and an authorized representative of the company.
You will be eligible on your first day of employment for Beneflex, our flexible benefits plan, which allows you to choose the coverage that fits your needs. You will be eligible to join the Western Digital Savings (401k) Plan immediately. Your position qualifies you for additional benefits provided exclusively to executives of your level including a $3,000 per year Financial Counseling Reimbursement, additional life insurance allowance, Long Term Disability, AD&D, and an additional $3,000 in reimbursements for health care expenses that are not paid by your Beneflex health plan. You will receive a complete benefits summary during your orientation on your first day of employment.
Western Digital has a long-standing tradition of recognizing and rewarding performance as well as promoting from within. The company provides an environment where employees have opportunities to grow and develop careers. Your role as Executive Vice President, Finance will be critical to the continued success of the organization. How well you perform in your new assignment will provide a platform from which you will have the opportunity to be promoted to other leadership roles within WD at the discretion of your manager. We look forward to welcoming you as strategic part of the leadership team.
Your first day of employment is to be determined. New hire orientation will begin at 8:00 a.m. at 26160 Enterprise Way, Lake Forest, CA 92630. At that time, you will be required to provide authentic documents that establish your identity and employment eligibility. Please refer to the List of Acceptable Documents which will be provided prior to your start date.
Please return the signed and dated original of this letter indicating your acceptance. If there are any questions of which I may be of assistance, please let me know.
Sincerely,
Jackie DeMaria
Vice President, Human Resources

I (i) accept the Company’s offer of employment; (ii) agree to the items stated in this letter, and (iii) acknowledge that no representations have been made to me regarding my employment with the Company other than as set forth in this letter.